Exhibit 99.3

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

BOSTON

BPFH Second Quarter 2006 Earnings

July 27, 2006

8:00 am

Coordinator:	Good day, ladies and gentlemen and welcome to today’s teleconference. Currently, all sites are online in a listen-only mode. Please note this call may be recorded.

Right now, I’d like to turn the call over to Mr. Timothy Vaill. Go ahead, sir.

Timothy Vaill:	Hey, good morning. Welcome to Boston Private Second Quarter Conference Call. I’m Tim Vaill, Chairman and CEO of the company.

Joining me for the call this morning are Walt Pressey, President of the company; Bob Whelan, our Chief Financial Officer; Erica Smith, our Investor Relations Director; Steve Hayworth, the CEO of Gibraltar Private Bank in Florida; and Bruce Farrell, the Chief Credit Office of Borel Private Bank in California.

Before I make some opening comments, I will ask Erica to read our Safe Harbor Provisions. Erica?

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Erica Smith:	Good morning.

This call contains forward-looking statements regarding strategic objectives and expectations for future results of operations and financial prospects. They are based upon the current belief and expectations of Boston Private’s management and are subject to certain risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

I refer you also to the forward-looking statements contained in our press release which identified a certain number of factors that could cause material differences between actual and anticipated results or other expectations expressed.

Additional factors that could cause Boston Private’s results to different materially from those described in the forward-looking statements can be found in the company’s other press releases and filings submitted to the SEC.

All subsequent written and oral forward-looking statements attributable to Boston Private or any person acting on our behalf are expressly qualified by these cautionary statements.

Boston Private does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the forward-looking statements are made.

Thank you. I will now turn the call back to Tim Vaill.

Timothy Vaill:	Thank you, Erica.

Boston Private had a flat to slightly down second quarter on both a GAAP and the cash basis when compared to last year, and I’m disappointed by this.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Clearly, the main culprit came in the net interest margin or NIM area, where increasing interest rates affected us in two ways — the cost of deposits and a slowdown of deposit gathering as other higher yielding alternatives were explored. Unfortunately, I don’t see these pressures easing in the immediate future.

On the other side of the balance sheet, however, loan growth was very strong in all sectors. And this is also supported by our continually excellent credit quality. You’ll hear more about both of these factors a bit later.

The net result of this was we recorded a lower net interest margin in the quarter when compared to the first quarter of this year, although it is still 15 basis points higher than it was a year ago and stands at a healthy level of 3.92%.

On the investment side of the house, our fees from assets that we manage or advise increased nicely year-over-year, and for the quarter, represented 47% of total revenues.

We have been helped to some extent in this category by market action and the addition of new entities, but I’m disappointed by our net new business flows, which were actually down for the quarter.

However, I should also point out that very strong investment performance, certain of our investment product lines is hopefully setting the stage for additional customer interest down the road, and that would complement Westville Capital, Boston Private Value, and Boston Private Bank in this regard.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Offsetting that to some extent was the strong and steady performance of our wealth advisory firms whose fees are less likely to be dramatically impacted by market action and this new business growth has moved steadily upwards. Of special note, is the continued growth of Bingham Osborne in San Francisco and KLS in New York?

Despite this disappointing quarter, I continue to be very pleased with the strategic growth and market placement of our company.

With the addition of Gibraltar Private Bank and Anchor Capital in the past year, we’ve extended our presence to some new regions which have significant growth characteristics and brought our total access under management or advisement to over the $30 billion mark.

Part of the pressure on our current earnings stems from the absorption of our new entities as well as the investments for growth we have made in California, in Florida, in New York, and New England. In terms of building our wealth management franchise, we feel this is an excellent time to build this infrastructure.

So, before I turn this over to Bob and Walt and later on to some comments from Steve and Bruce, I just want to underscore our enthusiasm for our mission and our desire to invest profitably for the future. While we realize that we also have to manage our way through this challenging rate environment and other factors in the near term, and this we will do.

Our longer-term objectives to become a premier wealth management provider of choice delivering superior returns and customer satisfaction remains in place.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

With that, I’ll ask Bob to take you through the quarterly financials. Bob?

Bob Whelan:	All right. Thank you, Tim.

We recorded an increase in net income to 12.3 million compared to 10.3 million in the second quarter last year. Excluding the 1.5 million of net income related to Gibraltar and Anchor in the related financing, net income was 10.8 million or an increase of 5.6% on a same affiliate basis.

On a cash basis, we generated 42 cents per diluted share, down slightly from 43 cents the previous year. GAAP diluted earnings per share were 33 cents versus 35 cents per share in the second quarter of last year.

As you know, we calculate cash earnings by adjusting GAAP net income to exclude net amortization of intangibles, tax benefits related to purchase accounting, amortization of stock options, and the employee stock purchase plan. Cash EPS identifies the incremental value we generate for our shareholders. In fact, we expect the difference between GAAP and cash EPS to reach 38 cents per share for the full year.

We had a number of one-time items in operating expenses and we believe the run rate for operating expenses is approximately $66 million. This number also considers the incremental operating expenses of Anchor.

Our effective tax rate for the second quarter was 35.5%, that’s down from 36.4% in the first quarter, and we expect the tax rate to be in the 35.5% to 36% range for the second half of 2006.

Now, turning to Slide 4, quarterly revenues.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Overall revenues increased 37.7% to 83.5 million versus 60.7 million last year. On a same affiliate basis, revenues for the second quarter increased 6.9 million or 11.4% to 67.6 million.

The revenue growth year-over-year was driven by an increase in our pre business discipline.

Moving on to Slide 5, deposits. Before I move on to our net interest income and net interest margin, I want to talk briefly about deposits.

Year-over-year, our deposits increased 43.3% to 37.7 billion in the second quarter. Gibraltar Private contributed 936 million to the increase. If we exclude Gibraltar, our deposits grew organically 7% year-over-year. On a linked quarter basis, deposits declined by approximately 4%.

As many of you know, we’ve enjoyed double-digit growth rate in deposits for several years. In this environment of rising rates, banks are facing greater competition from money market mutual funds. While we continue to retain deposit relationships, we’ve seen a reduction and deposit levels due to this competition.

In addition, bank competition has caused us to increase the cost of deposit.

Now, moving on to the next slide, net interest income and margin.

Our net interest income increased 53.4% to 43.4 million for the second quarter of 2006, that’s up 15.1 million. On a same store basis excluding Gibraltar, net interest income was up 3.4 million or 12% to 31.7 million. And on a linked quarter basis, our net interest income declined slightly driven by a flat yield

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

curve, competition for deposits, and increased federal home loan borrowings necessary to fund that strong loan demand.

Throughout 2005 and more modestly in the first quarter of 2006, our net interest margin increased in contrast to the industry. This expansion was fueled by double-digit growth in deposits and loans.

Today, with interest rates on deposits reaching 5% and higher, we are facing increasing competition for deposits predominantly for money market mutual funds, while loan demand remains strong. As a result, we’re funding a portion of our strong loan growth with higher priced Federal Home Loan borrowings.

Year-over-year, our net interest margin was up 15 basis points, 9 of which resulted from our private banking business excluding Gibraltar, and 6 of which resulted from the addition of Gibraltar, net up the cost of the trust preferred to finance the acquisition.

Our core net interest margin which excludes the cost of trust preferred required to finance the acquisition increased 25 basis points to 4.20 year-over-year. And on a linked quarter basis, our net interest margin declined 10 basis points.

Our core net interest margin decreased 11 basis points from the first quarter. We do anticipate that we will continue to see some compression in the net interest margin as we ended the month of June with a net interest margin run rate of approximately 3.81%. That’s down 11 basis points from the average for the quarter.

Walt will now review our lending program and loan quality.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Walt Pressey:	Thanks, Bob. Good morning everybody.

Turning to Slide 7, our loan growth slide. We had a very strong quarter in our lending program and our credit quality remains strong.

The total loan portfolio was 4 billion dollars, up 1.5 billion or 62.8% from the end of the second quarter of 2005, of which 1.1 billion was due to the acquisition of Gibraltar.

On a linked quarter basis, total loans grew by 5% and annualized growth in loans of 20% with commercial loans up 88 million or 4% and residential loans up 77 million or 5.5%.

Turning to the next slide, let’s look at the components of the loan portfolio. At the end of the second quarter, our residential portfolio totaled 1.5 billion. And as you can see, this business accounts for 38% of total loans in the combined portfolio.

Residential loan originations for the second quarter excluding loans held for sale were approximately 144 million, continues to be strong.

Through the first half of 2006, Boston Private Bank contacted each residential lending client whose loan was schedule to reprice, a total of 60 million of loans, the vast majority, about 90%, repriced with us with rates increasing between 138 and 200 basis points.

Commercial loans totaled 2.2 billion, and this business represents 55% of total loans. Excluding Gibraltar Private, our commercial loans totaled 1.8 billion and our residential loans totaled 972 million. With the acquisition of Gibraltar,

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

the mix of our loan portfolio shifted towards residential which generally have a somewhat lower interest rate than commercial loans.

Finally, home equity loans and other consumer loans account for 7% of the total portfolio.

Turn please, to Slide 9, the commercial loan portfolio. This slide shows commercial loan portfolio in some detail.

Fifty one percent of commercial loans are commercial real estate loans. Twenty-one percent of commercial loans are construction loans, 6% is secured by cash and securities; and the pipeline on both coasts per loan activity look solid.

Please turn to the next slide.

Our ratio of non-performing loans to total loans with 15 basis points, comparable to the 13 basis points recorded at March 31, 2006. Our ratio of allowance per loan - loan losses to total loans was down slightly to 1.15% from 1.16% in the first quarter, reflecting the increased percentage of residential loans in the total portfolio. Our loans 30 to 89 days past due increased from 5.6 million at March 31 to 7.7 million at June 30.

We will now give you a little color on the state of lending in each of our markets. I will start by describing the conditions in New England and Southern California, then Steve Hayworth and Bruce Farrell will describe Southern Florida and Northern California respectively.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

In Boston, the commercial real estate market has markedly improved over the past couple of years. Occupancy rates have soared, cap rates are low, and values of commercial properties are very strong.

On the residential side, the value of property selling per prices up to $350,000 to $400,000 remained stable but the values of property selling for $750,000 to 1.5 million have returned to two-year-ago levels, down about 15% to 17%. Loan demand remains strong in both market segments.

We remain committed to a conservative credit approach. In fact, during the quarter, Boston Private Bank hiring - has hired a full time appraisal officer who reports to the Chief Credit Officer in order to keep tabs on values of our residential properties.

Moving on to Southern California. The California Bankers Association has just released a report on the state of credit in Southern California.

The England Empire which is East of Los Angeles around Riverside California where first Private Bank and trust company does considerable amount of business lending, there is a shortage of 38,000 housing credits—housing units, and that area continues to build its infrastructure to support its increasing population.

The other submarkets in Los Angeles in which first Private competes also remain strong.

Now, let’s focus on South Florida and Northern California. Steve?

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Steve Hayworth:	Thanks, Walt. Good morning everybody.

In Florida, the fundamentals continue to remain very, very strong, and we do expect 10% growth in terms of new residence in the foreseeable future. Particularly, in Southeast and Southwest Florida, the influx continues to be very, very strong.

I think Bob mentioned earlier in terms of the deposits, you know, what we are seeing particularly in Southeast Florida because that’s where we have the biggest presence, is competition for deposits continues to heat up, and I think it’s also a function of rates as rates have gotten higher, people are focused a bit more on deposits, even those that are in - they’re not their money but it’s in a fiduciary capacity.

And one the things that we have, we have a lot of closing agents including real estate lawyers, title companies, and so as the market is in transition, what we’re seeing is some of their volumes is down, and so that has had an impact on us.

Also, some of the condo projects where we’ve been the beneficiary of some of these escrow deposits, they’re not going to be built, and so those moneys are being returned.

So in the first 6 months, we’ve seen some of that activity and - which has been a bit challenging.

However, I am very bullish in terms of the long-term growth and our ability to generate deposits on both the southeast and the southwest coast of Florida. And I’ll talk about Naples in New York a little bit later on.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Lastly, loan activity remains very robust. And this is - does not include our newest office in Naples, but we’re up 12% in the first six months in terms of our mortgage banking activity just in Southeast Florida.

And, you know, while we’re seeing some softening, and one of the things that we are seeing is inventories are growing in terms of single family as well as the condo market, interestingly, in the last year, pricing per square foot is basically flat and slightly up in both condos and single family homes, although marketing times are lengthening.

I think one point I want to make though, as most of you know, Gibraltar has never played in the condo market, and it was four or five, I recall, we talked about that at length. Our size prohibited us from doing large transaction under any set of circumstances, but it was one of the areas that we really avoided.

So, you know, while marketing times are increasing pricing, in particularly the affluent communities, waterfront communities where Gibraltar has its primary niche, remain strong.

On the commercial real estate side too, there has been very little new inventory particularly in Coral Gables and downtown Miami coming online in the last couple of years. So, inventory is very tight.

The same thing has happened and some of the residential properties, multi-family properties is happening in the condo market and they are being taken out of the market via condo conversions. So we do expect that that market will remain very tight.

And from an asset quality perspective, we have not had an REO since late ‘02, and so that—and we’re not seeing any increases at all in delinquencies.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Bruce?

Bruce Farrell:	I’d like to comment now on our market here on Northern California. Good morning everyone.

San Mateo County has seen a 200% increase in office vacancy to 24%, entirely attributed to Oracle Corporation’s acquisition of Siebel systems. Absent that single event, the county experienced positive net absorption of office space.

To measure our exposure, the bank determined that four loans secured by Class B office space might be adversely affected by the increased vacancy rate. Those loans represent only one point 1.08% of our portfolio. All have low LTVs and are underwritten with full guarantees to strong borrowers.

In short, we don’t feel we’re exposed because of this one single event.

Both San Francisco and the Silicon Valley office markets continue to show positive net absorption and declines in vacancy rates.

Moving on to the residential sector, in their May 2, 2006 report, Data Quick information systems commented that foreclosure activity in California increased to its highest level in two years. They went on to say that only about 5% of homeowners in foreclosure actually lose their homes.

On a loan-by-loan basis, they’ve commented that mortgages are least likely to go into default in the bay area. And in fact, San Mateo County has shown a decline in residential mortgage default and is consistently ranked among the

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

fifth lowest MSAs nationally. San Mateo is projected to remain in that favored position at least till 2010.

At Borel we had two past due loans at quarter-end. One loan has been paid in full, and the remaining loans, are $25,000, is in the process of renewal. A former non-accrual loan for 1.8 million was returned to performing status in the first quarter and continues to pay according to terms. Other than the $1.8 million loan, there are no other adversely classified loans at our bank.

With that, I’ll turn over to call Bob Whelan.

Bob?

Bob Whelan:	Thank you, Bruce.

Now I’d like to turn the discussion to our fee-based segment.

Our investment management fees were 32.6 million, an increase of 29% year-over-year. The increase from the prior year was primarily due to higher assets under management and the acquisitions of Gibraltar Private and Anchor Capital.

Gibraltar Private contributed 1.6 million and Anchor contributed 2.3 million of the investment management fees in the second quarter. Anchor revenues were included for only one month in this past quarter.

Turning to wealth advisory fees – we generated 5.1 million in wealth management fees, a 5.4% increase from the first quarter. While it is relatively small percentage of our revenues, the continued growth demonstrates the

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

strengths and stability of that line of business where performance is less (unintelligible) on the financial market for the interest rate environments.

Now turning to assets under management and advisory — assets under management and advisory for consolidated affiliates increased 21% to 27.7 billion at June 30, 2006 on a linked quarter basis and assets under management was up 38.2% over the last year.

Including the unconsolidated affiliates, assets under management reached 30.2 billion. Excluding Gibraltar and Anchor assets under management, on a year-over-year basis, our assets under management grew 2 billion or 9.1%.

Turning to market action, in the second quarter, like other investment management companies, we were adversely impacted by the market with our assets under management declining approximately 540 million.

Moving on to net flows, our fund flows continue to be somewhat choppy with net outflows of approximately 113 million in the quarter. However, we had a very strong investment performance at a number of our affiliates.

We also continued to invest in the sales and marketing initiatives of these affiliates with key hires such as Chris Pope at Boston Private Value Investors.

While investment management revenues and flows have been stable for the past few quarters, we have a strong and proven investment process, as you know, a diversified products mix, and low turnover rates among our portfolio managers.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

With the addition of Anchor, our assets under management in advisory are now more evenly balanced between growth and value funds and Anchor also provides us with access to the growing SMA market.

Moving on to operating leverage – operating leverage is an important metrics today. We are investing in the business for the long term. Now we’ve opened offices in Lexington, Hingham, Los Altos, and Naples. And we have plans to open offices in Beverly, Mass. and New York City which Steve talked about earlier.

We believe strongly you have to invest today to grow tomorrow. And over the long term, we believe these investments are in the best interest of the company and our shareholders.

Now I’d like to turn to Steve to discuss them of these (unintelligible) related initiative.

Steve Hayworth:	Thanks, Bob.

Quickly, I wanted to talk - I mentioned Naples earlier. We opened Naples a couple of months ago. We have an unbelievable location and an outstanding team. We hired the Chief Operating Officer Mike Reynolds from (Comeric) over there and we’ve taken a couple of folks from the Miami market as well as hired some other Midwestern bankers in that market.

And as you know, it’s the off season right now which is a great really to interact with the centers of influence, the lawyers, the accountants. And we are making enormous progress in Naples. I am very, very, bullish on the opportunities.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Certainly there’s a lot of competition over there, but what we’re finding is it’s very fragmented and generally very weak in terms of the private banking and wealth management initiative.

So we expect Naples to contribute substantially in our future not just for the process but also loans and wealth management.

Another exciting initiative, as you can imagine, is New York. And like Naples, we have - we think it is as good a location that exists. We’re going to be at 280 Park Avenue, the mezzanine of the Deutsche Bank building across the street from Waldorf. It’s mezzanine space, about 3,500 square feet, outstanding location, visibility.

We hired (Steve Rice) from - (Steve) was former banker, former regulator, former politician actually at one time, but exceptional accomplished banker in the New York market to head up that New York team. We’ve hired someone from US Trust as well.

I will tell you that my early read on New York is while clearly there’s deep competition, very well established competition, again it’s very fragmented. And one of the things we’re hearing is that the 1 to 15 million-dollar market is wide open. It’s very much ignored and very fragmented. So we see enormous potential.

Deposit-gathering opportunities in New York are unbelievable. And one of the things that we are very excited about, and certainly our Federal Banking - Federal Savings Bank Charter, allowed us to move quickly into the New York market is the synergy between, particularly southeast, but also is Southwest Florida and Manhattan. They’re the most heavily traveled quarter in the

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

world, we do a lot of business with law firms and professional firms that are New York based, and so the synergy potential is very, very significant.

So we see New York as a huge market for us. We are already making loans in and around the New York metropolitan area, predominantly residential loans, and doing something is out in Long Island, in Hamptons and Greenwich, Connecticut, and some other markets where many of the New York successful professionals reside.

And so we’re very, very excited. We think it’s going to be a very significant in many ways for us.

The timeline for New York, we are hoping to have it completed — it’s under construction at present, and we expect that sometime during the month October, probably mid to late of October, we’ll actually be in business in New York. But we’re very, very excited about New York.

I want to mention just a couple of other things, and really it’s not just a New York phenomenon, but certainly I think it’s huge for not just Gibraltar Private but the other banks in our family. And that’s this product called Remote Deposit Capture. And you’re not hearing a lot about it in the industry, but I think ultimately it’s going to be huge and it will be very significant for banks like ours that are not going to have hundreds branches around the country.

And it’s basically the ability for particular law firms, title companies, accounting firms, those types of clients, to make deposits from their office. And basically just for a couple of hundreds dollars scanner, they can actually bank with us no matter where they located.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

So that is going be as huge, huge advantage for Gibraltar Private and our other partner - bank partner affiliates.

The second thing that, you know, looking forward, you know, kind of this perfect storm I think for our company, not just Gibraltar Private but all the affiliates for Boston Private, is the fact that, you know, this generational transfer of wealth is coming out very, very quickly.

And on top of that, the VIP Forum, is a very respective organization in the Washington area, they are suggesting that somewhere between 40% and 50% of private businesses will be sold in the United States in the next ten years, generating another 6 to 8 trillion dollars of assets to be managed.

And so when you think about the current turmoil, we talked about, you know, challenges on the deposit area, we talked about, you know, some of the issues that have affected us in the last quarter in the stock market, what we look at is the opportunities.

And what we anticipate is we’re going to see some competitor overreaction. You know, particularly they’ll, you know, maybe tighten credit to such an extent that there’ll be some good loans that they will not do, you know, available for companies like ours.

What we’re already seeing from personnel and opportunity, really hired good talented people. There are already some reorganizations (of foot), we’ve hired some terrific people in the last quarter because of reorganizations in some of these larger organizations that’s currently taking place.

And certainly when you have this kind of turmoil in the market, people are recognizing they need professional advice. So while there are some short-term

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BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

challenges, you know, that some of our affiliates, and we are experiencing the opportunities are extraordinary.

And if you think about not just Gibraltar Private but all the affiliates of Boston Private, these are growth oriented companies that focus on relationships and execution. So, you know, while there are a few challenges, opportunities are extraordinary. And I think that we’re doing everything we can to take advantage of them.

Timothy Vaill:	Steve, thanks very much. Thank you, Bruce as well and Bob and Erika and Walt.

Clearly we were faced with the challenging markets in the second in the second quarter. And it’s highly likely that this is going to continue in the near future.

However, Boston Private continues to have very satisfactory top line growth and have a strong financial picture overall with the balance sheet in excess of 5 billion, annualized revenues in excess of 330 million, and net income close to 50 million.

Further, we have a very strong presence in a number of growth, Steve mentioned a few. But it includes a lot of areas in California, other areas in Florida, New York, and New England. And we continue to invest in these opportunities for the future — to take advantage of some of the trends that Steve outlined.

We really appreciate your continuing involvement in Boston Private. And we’re ready to take your questions, so go ahead.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Coordinator:	Ladies and gentlemen at this time if you would like to a question, please press the star and 1 on your touchtone phone.

We’ll take our first question from the site of Mark Fitzgibbon from Sandler O’Neill. Go ahead, please.

Mark Fitzgibbon:	Good morning and thank you for taking my question.

I’m wondering if you could share with us where your money market deposit rates are today and how those compare with your borrowing cost on your borrowings you’re putting on?

Man:	Yeah, just one second here while I get the numbers.

Yeah, our money market deposits are around 3% and new borrowings around 5.5%.

Mark Fitzgibbon:	Okay.

And then secondly, and sort of related, given the difficulty that you are seeing in growing deposit, should we look for less balance sheet growth in the back end of this year with loan growth maybe being funded with securities portfolio runoff?

Man:	Well, you’re definitely going to see continued loan growth. You know, the loans are very strong.

Funding is going to be a bit of a challenge. Obviously we’re expecting the new offices that we’re opening to have a significant benefit for that. And, you

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BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

know, that’s one of the reasons that we’re continuing to focus on growing those offices.

But we will, if necessary, funded by reducing the investments we have on our balance sheet in securities and by additional FHLB borrowings.

Mark Fitzgibbon:	Okay.

And then lastly, I wondered if you could update us on any planned increases that you might have in ownerships stakes in affiliate partners for the remainder of this year?

Man:	Well, we don’t have any specific plans that we’ve announced in that area, Mark. I think we’re always looking at that area. It’s something I think is of great interest to our affiliate partners, and we have continuing dialogue with them.

But I think that that’s all we have to say at the moment on that one.

Mark Fitzgibbon:	Thank you.

Coordinator:	We’ll take our next question from the side of John Pancari from JP Morgan. Go ahead, please.

John Pancari:	Good morning.

I just want to see if you can give us a little of additional detail on your expectations for fund flows. I know, you know, we’ve seen this like the fourth consecutive quarter I believe of net outflows and I just want to get your

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BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

expectations as to when we could possibly see some turn, maybe given some of the increased traction you’ve had on your large cap products.

Bob Whelan:	Sure. It’s Bob Whelan.

You know, we’re optimistic about the pipeline for the second quarter. As we’ve mentioned in past quarters, we’re definitely in transition at a number of our firms, trying to move in to new products. The good news we know at Westfield, their large cap performance is outstanding. And the question now is of executing on that.

We’re also seeing good performance at Boston Private Value Investors. We’ve hired Chris Pope to help with the marketing efforts clear. I know Dalton Greiner has really beefed their marketing efforts.

So at this point, it’s a matter of execution, getting some traction with the consultants in products that they may not have - be the most known for at this point in time.

John Pancari:	Okay. And then what kind of visibility do you have on the small cap side in terms of what type of persistent pressure we can still here on the flows going out of these products?

Man:	The pressure is really an interesting sort of phenomenon. It’s one of the situations, when you do well, you get rebalanced out of assets. So there’s not a lot of pressure in the sense that people being dissatisfied with the product, you know, both products - both the small cap products and both of our small cap providers are hard closed. So there’s not - we’re not taking new investors.

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BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

But if you outperform, you get rebalanced and you lose assets. And, you know, that’s the kind of thing that we’re seeing. So it’s a little bit frustrating. We’ve had, you know, good performance and that results in sort of losing assets on a slight basis.

Man:	Okay, great. Thank you.

Coordinator:	We’ll take our next question from Christopher Marinac from FIG Partners. Go ahead please.

Christopher Marinac:	Thanks everyone. Good morning.

Timothy Vaill:	Hi, Chris.

Christopher Marinac:	I wanted to ask you about the expenses and just clarify with Bob who said at the outset of the call that 66 million was the run rate?

Bob Whelan:	Yeah, Chris, thanks for the question. And let me try to get you grounded on this number.

We finished the second quarter with operating expenses just under 62 million. I think the number was 61.9. If you back out the severance, 600, if you back out the - we have some annual option grants for directors that vested immediately, so we have to take that. That was roughly 400,000. So if you take those two items, a million dollars, you get to a number of 60.9 million.

Understand up with had Anchor for one month in the quarter. Their run rate of expenses is approximately 5.4 million. So you saw 1.8 million in that top number 61.9. So incrementally, you’ll pick up another 3.6 on top of that 60.9, bringing you to a number of 64.5 million.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

We think there’ll obviously be growth, as you’ve heard in the call with all of the initiatives happening, the new offices, et cetera. So we think that 64.5 adding 1.5 will bring you to an approximate $66 million run rate.

Run rates are always difficult because there are so many moving pieces, but that in our mind, I think, is a reasonable estimate.

Christopher Marinac:	Okay. And I guess to that point, obviously the math there is, you know, 9% to 10% on that 1-1/2 million dollars. Is that something that it would be kind of a reasonable number just in general going forward once you strip all the noise out, that happens all the time?

Bob Whelan:	Yeah. You know, it’s difficult to comment precisely because what happens is we’re opening offices, there’s a push for spending, and then there’s a more stable spending once all of the staff is in place, but I think that’s a reasonable number.

Christopher Marinac:	Okay, great.

And then follow-up question I guess is for Steve Hayworth and Steve’s discussion about remote deposit. Just curious on sort of some of the BSA implications that you put in place for remote deposit and then just the general fraud issues that are part of that as you put that in place.

Steve Hayworth:	Good morning, Chris.

Yeah. Basically, you know, it’s such a new product for the industry. All the industry is kind of dealing with this, you know.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

In addition, there are just some heightened BSA issues that the regulators have and actually we’re getting ready to start an exam right now.

I will tell you that what I’m hearing from other banks that are a bit further long than we are is from - there’s been literally no fraud in the industry with remote deposit capture yet. And I think that, you know, some of the largest banks in the country have been selectively offering it to some of their biggest and best clients, you know, for sometime now to varying degrees.

But what I’m hearing mostly is they’re underwriting these relationships like they would originating ACH transactions. And, you know, controlling the actual scanner itself is important.

But literally, you know, they’re being very cautious and careful about the type of client they’re giving these, you know, allowing to have this product. And - but law firms, title companies, accounting firms, medical practices, venture capital firms are at the top of the list because for one main reason, they have high value deposits but low volume of deposits. They do not have many checks, but the checks they deposit are generally significant value.

So that’s perfect for like Gibraltar Private and the other, you know, bank affiliates.

And so, you know, the ability of some of these firms that we’ve not been able to get the bulk of their deposits because, you know, of proximity, that issue now goes away.

So, you know, clearly the client agreement, the legal agreement between the bank and the client will be very important in terms of, you know,

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

responsibility. But, you know to date there has been little to no fraud at all in, you know, with that product.

But, you know, certainly underwriting, you know, I’m being careful as to who you, you know, you provide that service to will be important.

Christopher Marinac:	Right. That’s helpful, Steven. Just one quick follow-up is, does the focus on New York now in addition to what you’ve already have in Naples and rest of the footprint preclude from looking at the other opportunities whether that be in the southeast or just anywhere in the country that you’ve found interesting?

Steve Hayworth:	It does not. I mean we, you know, we don’t have a physical presence in Aspen but we have a huge party there tonight for probably several of hundred of people. We continue to have a lot of, particularly Southeast Florida, clients that have major presence out in the Aspen area.

You know, clearly the Atlanta market and other markets will, you know, remain, you know, very, very interesting to us, so.

And we certainly want to be thoughtful because obviously Naples and New York are two very important markets. But, no, it would not preclude us from looking the right opportunity in the southeast or, you know, maybe in the Colorado market if the right opportunity presented itself.

Timothy Vaill:	Hang on, Chris, we’re going to surround you down there in Atlanta someday.

Christopher Marinac:	Sounds great. Thanks very much guys, appreciate it.

Man:	Thank you.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Coordinator:	We’ll take our next question from the site of Andy Borrmann from SunTrust Robinson. Go ahead, sir.

Andy Borrmann:	Good morning guys.

Man:	Good morning.

Andy Borrmann:	I had to jumped off the call real quick so I may have missed this, but, you know, you talked that loan growth, you know, maybe difficult to fund it, how low do you think your securities can get as a percentage running asset at this point? I mean you’ve been running - it’s been running down pretty significantly.

Man:	Yeah. Well, we typically try to keep it at 20%, but we can take it down to 12 to 15 without a problem.

Andy Borrmann:	Yeah. All right.

And I think that I hear you say it correctly that you were running - your net interest margin is running 3.81 I think in June. Is that correct?

Man:	That’s correct. There was the run rate.

Andy Borrmann:	Okay.

And finally, just from a modeling standpoint, obviously you had - if you had Anchor in there for one month, are they running about 50 basis points on the fee basis, on kind of annualized?

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Man:	They have some accounts of 50, but all they’re running about 40 basis points.

Andy Borrmann:	Okay. All right. I appreciate it guys.

Man:	No problem, okay.

Coordinator:	We’ll take our next question from Brad Ness from Friedman, Billings. Go ahead, please.

Man:	Hey, Brad.

Brad Ness:	Hey guys. How are doing?

Man:	Hey, Brad.

Brad Ness:	Hey, could you tell me the dollar amount in your assets under management, say, out of the 28 billion, which is not taking any new money so the - the amount of that which is closed?

((Crosstalk))

Man:	We’re going to have to do some calculating on that, Brad. Hold on a second, we’ll see if we can give you a figure on that. Do you have any other questions?

Brad Ness:	Yeah, let’s see. You know, with the money markets being down, just it seems it’s -- I know you guys have more money accounts than deposits than most banks, but it seems like you guys are getting a little - you’re just being (sought) a little harder as far your money markets actually going to the mutual

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

funds money market accounts. You know, why is that — that’s affecting you more than most banks?

Man:	Well, you know, one of the things that we’re faced with here is we have a terrific marketplace. You know, let’s talk about this a little bit because a lot of people don’t understand this.

The typical method of raising deposits in the banking business is one of two approaches — either so-called (smile and dial) where you have a money debt that is calling pools of cash capital and selling, you know, deposit products, or it’s a retail model where you, you know, post to a retail rate that’s a teaser rate, you attract new clients, and then you expect to retain those clients because of the convenience of the branch. And over time, you move the teaser rate up to the normal rate and expect to hold on to the client.

We don’t do either of those. We focus on selling cash management services to individuals. Now because we’re selling cash management services, the segments of the market that we sell to many times have a fiduciary responsibility to have the highest rate they can get for their clients.

For instance, if you’re a lawyer with escrow funds or you’re a venture capitalist with your partner’s funds held on deposit and you’re looking at 200 basis-point increase over money market rates in bank accounts, you have to move to some of that money into the money market mutual funds.

Now the problem is that’s very inconvenient, very difficult, and ultimately they have to go back into the banking accounts in order to conduct business. So what this means is that we retain the relationships but they got through, you know, cost and time and effort to move the money out and then return the

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

money when it’s necessary to conduct business, and that means that our deposits, you know, generally have a some what lower average balance.

So I think that’s the answer to your question. I hope that was clear.

Brad Ness:	Yes. So it sounds like the spread between what you are guys are paying money market accounts and what mutual funds are paying has widened. And that’s why…

Man:	Yeah. That’s exactly right.

Brad Ness:	And, you know, what was spread and what is it now and what’s expectation in the future?

Man:	We’re running about 3% on money market funds and the spread on money market funds is about at 5-1/2 I think. So it’s about 250 basis points.

Brad Ness:	And what…

((Crosstalk))

Brad Ness:	…typically?

Man:	You know, this is not atypical when rates are like this in this kind of environment. But, you know, the - it used to be the reverse a year ago. You know, not the reverse in the sense of a different spread but we’re usually basically even.

And when you get to about a 200 basis point spread, that’s when people start, you know, taking action.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Brad Ness:	Okay. And as far as that other question then, I don’t know if you guys had time to (compile up) a number there.

Timothy Vaill:	Yeah. Brad, this is Tim.

The only areas where we have a hard close in the small cap area, both small cap growth and small cap value, it’s about 6.8 billion out of the roughly 30 billion we have in the enterprise. But offsetting that of course is that those asset categories can grow based on the market action of course. And what we mentioned earlier, the re-balancing out, which sometimes offers some opportunity to replace those assets with new clients.

So that’s the total amount in the portfolio.

Brad Ness:	Okay.

Kind of lastly here, just on that note. You know, so it sounds like there’s 21 billion that still is open to taking in new assets. You know, which affiliates had the most problem with that over the past four quarters, and, you know, maybe specifically, you know, how is this going to be rectified?

Man:	You know, I think you have to sort of focus on that by looking at the numbers that we produced and doing a quarter-over-quarter comparison. We don’t get into a lot of detail by affiliates marketing efforts. Because quite frankly, you know, they change from time to time. I don’t want to give you false information.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

We don’t think we have a problem with any affiliate. You know, we have circumstances where the environment may make, you know, some affiliates stronger in one quarter and other affiliates stronger in another.

One of the fundamentals of our business is diversification. And you have lots of different styles out there. So - Wall Street’s a little of a herd mentality and sometimes it’s a growth environment, sometimes a value environment, sometimes it’s mid cap, sometimes it’s small cap, sometimes it’s large cap. So, you know, each quarter you’re going to get a different answer.

Brad Ness:	Okay, great. Thanks guys.

Coordinator:	We’ll take our next question from the site of Lana Chan from BMO Capital Markest. Go ahead, please.

Man:	Hi, Lana.

Lana Chan:	Hi, good morning. Two questions.

One is, could you tell us what the severance charge was related to this quarter. Was that because of Anchor?

Man:	No, it wasn’t related to Anchor at all. We had an employee that we parted ways with, you know, it’s a mutual agreement, we always hate to lose any employee, we hated to lose this employee, but those things happen. And it was just a single situation where it made good sense for both of us to part companies. And we did that and the severance was connected to that.

Man:	They had nothing to do with Anchor.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Lana Chan:	Okay.

Man:	Nothing to do with Anchor, yeah.

Lana Chan:	(Unintelligible) wealth management side?

Man:	Yes.

Lana Chan:	Okay.

And then, wealth management fees, I was a bit surprised, if you take out Anchor this quarter, looks like the investment management fees were relatively flat with the first quarter and I was a bit surprised with that given the growth in assets under management that you had last quarter. I expected to see somewhat more of an increase this quarter in the fees. Could you talk about that? Has anything happened there in terms of the pricing?

Man:	You know, Lana we had, at all of our affiliates, we had very steady effective fee rates. We’ve had no erosion whatsoever there, and that’s been consistent over many, many quarters.

We occasionally have performance based fee that kick in at different times and could sway that number. And I think that’s, you know, when they get paid is largely noise, so I don’t think there’s anything really to interpret from that flatness.

Lana Chan:	Okay. Thank you.

Coordinator:	Our next question comes from Gerard Cassidy from RBC Capital Markets. Go ahead please.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Gerard Cassidy:	Thank you, good morning.

Man:	Hi, Gerard.

Gerard Cassidy:	On the run rate on expenses, Bob, is that the growth that you were talking about, about 1.5 million — does that encompass the expansion cost for the New York of Gibraltar?

Bob Whelan:	Yes, it does. You know, we’re watching the expenses closely. What’s happening is, you know, as time moves on, we will gear up, there’ll be more expenses in some areas, but we’ll also get the revenue impact from places like Hingham.

So we expect the - within that 1.5, we do expect the expenses to increase in the third quarter, in the fourth quarter in term of those expenses, but offset somewhat by, you know, the revenues that come in.

Gerard Cassidy:	And you may have said this and I didn’t hear it, but you gave us the run rate of the expenses for Anchor, what were the run rate on the revenue side for them since only had them in there for one quarter?

Bob Whelan:	Sure. The revenues were 2.3 for the month of June, so, you know, times 3, you’re up to a $7 million quarterly run rate.

Gerard Cassidy:	Great.

And, Walt, in terms of when Westfield, you’ve mentioned they’ve had very strong numbers in the new products, do they give you any idea of how long it takes the consultants to start to market them with the different new products,

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

you know, they’re well regarded in the areas that they’ve had success? In the new product area, any suggestion on how long it takes for them to finally, you know, and to be put in front of potential clients as a different type of fund manager?

Walt Pressey:	Well, that’s a little bit of a mystery I think to the industry. But I’ll tell you this much.

Westfield has three people who get up every morning and go on to the office and they share the responsibility for calling, you know, I think it’s about 140 consultants. And they’re in touch with them everyday.

So the fundamental problem that you have here is that Westfield has typically been viewed in the small cap area. Many of these consultants may have, you know, a small cap person and then they’ll have somebody that’s a large cap person.

So first of all, you’ve got a strong relationship with a small cap person, you’ve got to establish a relationship with a large cap person, let them know you’re in the business. Then what you have to do is you have to get them comfortable, you know, that, you know, the things that have made you successful in the small cap area are going to also make you successful in the large cap area.

So it’s really very much of a relationship building kind of thing. It’s a person-to-person, you know, kind of situation. And it’s therefore very hard to predict from a timing point of view.

There’s a little bit of a herd mentality on Wall Street and, you know, everybody saying, gee, you know, I don’t want to be the first guy to buy this product, I’d like to have somebody else buy it first.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

So, you know, we’re seeing some attraction, we’re seeing some benefits, we’re seeing the pipeline building, we’re getting into competitions, and it’s a matter of time.

Man:	Oh, we’ve seen some very nice wins in large cap area at Westfield, so I think it’s already beginning, Gerard.

Man:	Yeah.

Gerard Cassidy:	Great.

And one last question, on the stated tax rate for modeling purposes, what do you guys (unintelligible) that look like on a stated basis it was down a little bit from the prior quarter?

Man:	Yeah. We’ve had a firm out a noise in the tax rate, that’s been a little bit confusing to us, and of course it also gets complicated whenever you do an acquisition, it changes the nature of the tax rate.

Our best guess at the moment is that we’re looking at somewhere between of 35% and 36% which is down from - 35.5% and 36%, which is down from our previous expectations. And I think that’s primarily due to the fact that we think we’re going to have a little bit richer mix of administrable income in our securities portfolio which will probably drive it down a little bit.

Gerard Cassidy:	Thank you.

Coordinator:	At this time we have no further questions queued.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

Timothy Vaill:	Just a couple of comments before we close off.

Mark Fitzgibbon, you asked about equity investments at the affiliate level, I neglected to mentioned of course our steady increase at Bingham Osborne which is an annual event, and perhaps you already knew about that.

And also, Walt wants to make a couple of comments about our capital picture here.

Walt Pressey:	Yeah. In my conversations with people, I’ve heard, you know, some question about, gee, are you guys ready to go out and raise capital, and the answer is, no, we are not.

You know, we are - have very strong capital ratios. We closed the Anchor transaction without any need for additional capital. And we don’t have any need for capital now. In fact, we could probably do additional transactions depending upon how they were structured at a relatively significant amount of capital involved and the - or common equity involved in this - in the transaction, and not raise any capital based upon that.

So we don’t need capitals to fund current operations or growth in current operations. And the only reason we would do capitals if we did a significant transaction that required us to go of the common equity markets which we don’t anticipate in the near future.

You know, that said, if my stock were very healthy and the opportunity were to arise to raise capital, you know, it’s entirely possible that we could do it, at which point we would probably park that capital into a (forward) contract because we wouldn’t needed it in the interim.

BOSTON

BPFH Second Quarter 2006 Earnings

Moderator: Timothy L. Vaill

07-27-06/08:00 am

So if anyone is anticipating that we’re going out to the market to raise capital, you should correct your anticipations. We are not planning to do that.

Timothy Vaill:	Thanks, Walt.

Again, if there are no more questions, I want to thank Steve and Bruce in particular and all of you for joining the call this morning. And we will see you the next time around.

Man:	Thank you.

Coordinator:	Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your line at any time.

END